UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2005

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2005, Flextronics International Ltd. (the “Company”) and J.P. Morgan Trust Company, National Association (as successor by merger to Chase Manhattan Bank and Trust Company, National Association), as Trustee, entered into a First Supplemental Indenture (the “Supplemental Indenture”) which supplements the Indenture, dated as of June 29, 2000, pursuant to which the Company issued its 9 3/4% Senior Subordinated Notes due 2010 (the “Notes”).

The Supplemental Indenture amends the Indenture by eliminating certain of the restrictive covenants contained in the Indenture. The Supplemental Indenture is attached as Exhibit 4.1 to this Form 8-K.

Prior to entering into the Supplemental Indenture, the Company obtained the requisite number of consents from the holders of Notes, which consents can no longer be revoked, pursuant to a tender offer and consent solicitation with respect to the Notes.

The tender offer commenced on March 1, 2005 and expired at 11.59 p.m., New York City time, on March 28, 2005. Pursuant to the tender offer, the Company has purchased approximately €144,228,000 in principal amount of the Notes. Any Notes not tendered for purchase in the tender offer remain outstanding and will be subject to the terms of the Indenture as modified by the Supplemental Indenture. The Company financed the tender offer with cash on hand.

Item 9.01 Financial Statements and Exhibits.

Exhibit

4.1	Supplemental Indenture, dated as of March 29, 2005, by and between Flextronics International Ltd, as issuer, and J.P. Morgan Trust Company, National Association (as successor by merger to Chase Manhattan Bank and Trust Company, National Association), as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: March 31, 2005

	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer